Exhibit 99.1

Kaiser Aluminum Corporation Announces
Appointment of Lauralee E. Martin to its Board of Directors

FOOTHILL RANCH, Calif., September 16, 2010 – Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that Lauralee E. Martin has been appointed to its board of directors and will serve on the Audit Committee and Compensation Committee. Ms. Martin is Executive Vice President and Chief Operating and Financial Officer of Jones Lang LaSalle, a financial and professional services firm specializing in real estate services and investment management. Ms. Martin also serves as a member of Jones Lang LaSalle’s Board of Directors, Global Executive Steering Committee and chairs its Global Operating Committee.

“We are pleased to welcome Lauralee as a member of the board,” said Jack A. Hockema, President, Chief Executive Officer and Chairman. “Ms. Martin brings a wide array of skills and experiences that will be a great asset to the Company as we continue to pursue our strategic growth initiatives and opportunities,” concluded Mr. Hockema.

Prior to joining Jones Lang LaSalle, Ms. Martin was with Heller Financial where she held the positions of Chief Financial Officer, Senior Group President — Heller Financial Real Estate, Equipment Financing and Small Business Lending and served as President of its Real Estate group. Ms. Martin was also a member of the Heller Financial board of directors. She currently serves on the board of directors of KeyCorp, a bank holding company and HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry. Ms. Martin received a B.A. from Oregon State University and an M.B.A. from the University of Connecticut.

Company Description
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P SmallCap 600® index.

Available Information
For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, press and earnings releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholder’s meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

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Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

Public Relations Contact:
Dave Quast
FD
(646) 421-5341